Exhibit 99.1
Heritage Distilling Holding Company, Inc. Changes Company Name to IP Strategy Holdings, Inc.

GIG HARBOR, Wash., February 18, 2026 – IP Strategy Holdings, Inc. (Nasdaq: IPST) (“IP Strategy” or the “Company”) today announced that it effected a change in its name from Heritage Distilling Holding Company, Inc. to IP Strategy Holdings, Inc., effective as of 12:01 a.m., Eastern Time, on February 18, 2026.
The name change underscores IP Strategy’s strategic focus on programmable intellectual property and AI-native data networks, including its $IP token treasury and validator operations within the Story network ecosystem.
Beginning February 19, 2026, Nasdaq is expected to reflect the new corporate name on its trading platform. The Company’s ticker symbol, “IPST”, and CUSIP number will remain unchanged. All relevant information for the investment community can be accessed on the Company’s investor relations website at ir.ipstrategy.co.
About IP Strategy
IP Strategy (Nasdaq: IPST) is the first Nasdaq-listed company to hold $IP tokens as a primary reserve asset and operate a validator for the Story Protocol. The Company provides public market investors broad exposure to the $80 trillion programmable intellectual property economy in a regulated equity format. IP Strategy’s treasury reserve of $IP tokens provides direct participation in the Story ecosystem, which enables on-chain registration, licensing, and monetization of intellectual property.
Forward-Looking Statement
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. IP Strategy’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside IP Strategy’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to, those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K.
IP Strategy cautions that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in IP Strategy’s most recent filings with the SEC. All subsequent written and oral forward-looking statements concerning IP Strategy or other matters and attributable to IP Strategy or any person acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. IP Strategy cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. IP Strategy does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.
Investor Contact
(800) 595-3550
ir@ipstrategy.co